UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TearLab Corporation

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TEARLAB CORPORATION

9980 Huennekens St., Suite 100

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of TearLab Corp.:

Notice is hereby given that the Annual Meeting of the Stockholders (“Annual Meeting”) of TearLab Corporation, will be held on June 24, 2016 at 8:00 a.m. Central Daylight Time for the following purposes:

1.	To elect nine directors for a one-year term to expire at the 2017 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

Elias Vamvakas

Anthony E. Altig

Thomas N. Davidson, Jr.

Adrienne L. Graves

Joseph S. Jensen

Paul M. Karpecki

Richard L. Lindstrom

Donald E. Rindell

Brock J. Wright

2.	To approve an amendment to our certificate of incorporation to increase the maximum number of authorized shares of our common stock, from 65,000,000 authorized shares to 95,000,000 authorized shares.

3.	To ratify the selection of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 31, 2016.

4.	To vote, on an advisory basis, regarding the compensation of the named executive officers for the year ended December 31, 2015, as set forth in this proxy statement.

5.	To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

The Annual Meeting will be a completely virtual meeting of stockholders. To participate, vote, or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/TLB2016. You will not be able to attend the Annual Meeting in person.

We have also elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe these rules allow us to provide you with the information you need while reducing our delivery costs and the environmental impact of the Annual Meeting. Our Board of Directors has fixed the close of business on April 28, 2016, as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof. Our proxy materials will be sent or given on May 6, 2016, to all stockholders as of the record date.

Whether or not you expect to attend our Annual Meeting via live webcast, please complete, sign and date the Proxy you received in the mail and return it promptly. You may vote over the Internet, by telephone or, if you request to receive printed proxy materials, by mailing a proxy or voting instruction card. You may also vote your shares during the Annual Meeting. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials or proxy card you received by mail.

All stockholders are cordially invited to attend the virtual meeting.

By Order of the Board of Directors,

/s/ Elias Vamvakas
Elias Vamvakas
Executive Chairman of the Board

April 29, 2016

The date of this proxy statement is April 29, 2016, and it is being delivered to stockholders on or about May 6, 2016.

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

i

TEARLAB CORPORATION

9980 Huennekens St., Suite 100

San Diego, California 92121

PROXY STATEMENT

The Board of Directors of TearLab Corp., a Delaware corporation, or the Company, is soliciting the Proxy for use at our Annual Meeting of Stockholders to be held via internet webcast on June 24, 2016 at 8:00 a.m. Central Daylight Time and at any adjournments or postponements thereof.

Details regarding the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available a copy of our 2015 Annual Report to Stockholders with this proxy statement. We encourage you to read our Annual Report. It includes our audited consolidated financial statements and provides information about our business and products.

We have elected to provide access to our proxy materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact of our Annual Meeting.

We will be hosting the Annual Meeting live via internet webcast. You will not be able to attend the Annual Meeting in person. A summary of the information you need to attend the Annual Meeting online is provided below:

● Any stockholder may listen to the Annual Meeting and participate live via internet webcast at www.virtualshareholdermeeting.com/TLB2016. The webcast will begin on June 24, 2016 at 8:00 a.m. Central Daylight Time.

● Stockholders may vote and submit questions during the Annual Meeting via live webcast.

● To enter the meeting, please have your 12-digit control number, which is available on the Notice or, if you received a printed copy of the proxy materials, your proxy card. If you do not have your 12-digit control number, you will be able to listen to the meeting only. You will not be able to vote or submit questions during the meeting.

● Instructions on how to connect and participate live via the Internet webcast, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/TLB2016.

All stockholders who find it convenient to do so are cordially invited to attend the meeting via internet webcast. In any event, please complete, sign, date, and return the Proxy.

A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a subsequent proxy prior to voting or by attending the meeting and voting via live webcast. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our Board of Directors’ nominees as directors, (2) for the approval of an amendment to our certificate of incorporation to increase the maximum number of authorized shares of our common stock, from 65,000,000 authorized shares to 95,000,000 authorized shares, (3) for the ratification of the selection of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 31, 2016, and (4) for, on an advisory basis, the compensation of our named executive officers for the year ended December 31, 2015. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions have the same effect as votes “against” the matters, except in the election of directors. “Broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

Stockholders of record at the close of business on April 28, 2016, or the Record Date, will be entitled to vote at the meeting or vote by proxy using the Proxy Card that was mailed to you with the Notice of Internet Availability of Proxy Materials. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A majority of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote thereon is required for the election of directors, approval of an amendment to our certificate of incorporation to increase the maximum number of authorized shares of our common stock, from 65,000,000 authorized shares to 95,000,000 authorized shares, ratification of the selection of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 31, 2016, and approval of the compensation of our named executive officers for the year ending December 31, 2015.

The cost of preparing the Notice of Annual Meeting and Proxy Statement, and mailing the Notice of Internet Availability of Proxy Materials and Proxy, will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians, and nominees will forward proxy soliciting materials to their principals, and that, upon request, we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Bylaws authorize the number of directors to be not less than five and not more than nine. Our Board of Directors currently consists of nine members. Each of our directors is elected for a term of one year to serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The nine nominees for election to our Board of Directors at our upcoming Annual Meeting of the Stockholders are Elias Vamvakas, Anthony E. Altig, Thomas N. Davidson, Jr., Adrienne L. Graves, Joseph S. Jensen, Paul M. Karpecki, Richard L. Lindstrom, Donald E. Rindell, and Brock J. Wright, each of whom is presently a member of our Board of Directors.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, Proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy. Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Name	Age as of 4/8/16	Position
Elias Vamvakas	57	Executive Chairman of the Board
Joseph Jensen	44	Chief Executive Officer and Director
Anthony E. Altig	60	Director
Thomas N. Davidson, Jr.	56	Director
Adrienne L. Graves	62	Director
Paul M. Karpecki	48	Director
Richard L. Lindstrom	68	Director
Donald Rindell	64	Director
Brock Wright	56	Director

Elias Vamvakas has been the Chairman of the Board of Directors of TearLab Corporation, since June 2003, Secretary of the Company since June 2009 and was the Chief Executive Officer and Secretary of the Company from July 2004 to October 2008 and again from June 2009 to December 2015. Mr. Vamvakas co-founded TLC Vision, an eye care services company, where he was the Chairman from 1994 to June 2006 and was the Chief Executive Officer from 1994 to July 2004. Since November 2006, Mr. Vamvakas has been a member of the Board of Directors of TearLab Research, Inc. Mr. Vamvakas has been the Chairman of the Board for Greybrook Capital, a Toronto-based private equity firm. Mr. Vamvakas also serves on the board of several of Greybrook’s portfolio companies. Also, Mr. Vamvakas is the Chairman of Brandimensions Inc. and Nulogx Inc. Mr. Vamvakas was named to “Canada’s Top Forty Under Forty” in 1996. In 1999, he was named Ernst & Young’s Entrepreneur of the Year for Ontario in the Emerging Category and Canadian Entrepreneur of the Year for Innovative Partnering. In 2000, Mr. Vamvakas was recognized by Profit Magazine for managing one of Canada’s fastest growing companies. Mr. Vamvakas received a BSc degree from the University of Toronto in 1981. Mr. Vamvakas’ extensive business background and familiarity with TearLab qualifies him to serve on the Board.

Joseph Jensen has served as the Chief Executive Officer and a member of the Board of TearLab Corporation since January 2016. Mr. Jensen previously served as the Chief Operating Officer of TearLab Corporation from October 2013 to December 2015. Mr. Jensen has over nineteen years of experience in pharmaceutical and medical device sectors spanning sales, sales management, marketing, and international positions. He is a proven leader with consistent performance and commensurate promotions at a Fortune 50 company. From 1996 to 2013, Mr. Jensen served in managerial roles, most recently as the head of surgical marketing of Alcon Laboratories, Inc. (“Alcon”), a division of Novartis. From 1995 to 1996, Mr. Jensen served as territory manager of Warner Lambert. From 1994 to 1995, Mr. Jensen served as district manager of Payroll Services. Mr. Jensen graduated from Flagler College with BA in Business and Communications and a minor in Advertising. Mr. Jensen brings to the Board an in-depth knowledge and understanding of our business as an executive officer of the Company.

Anthony E. Altig has been a member of TearLab Corporation’s Board since January 2009. Mr. Altig is the Chief Financial Officer at Biotix Holdings, Inc., a company that manufactures microbiological and molecularbiological consumables. From December 2004 to June 2007, Mr. Altig served as the Chief Financial Officer of Diversa Corporation (subsequently Verenium Corporation), a public company focused on enzyme technology. Prior to joining Diversa, Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, Inc., a public biopharmaceutical company, from 2002 to 2004. From 2000 to 2001, Mr. Altig served as the Chief Financial Officer of NBC Internet, Inc., an internet portal company, which was acquired by General Electric. Mr. Altig’s additional experience includes his role as the Chief Accounting Officer at USWeb Corporation, as well as his experience serving biotechnology and other technology companies during his tenure at both PricewaterhouseCoopers and KPMG. In addition, Mr. Altig serves as a director for Assembly Biosciences. Mr. Altig is a former member of the Board of Directors of Optimer Pharmaceuticals and MultiCell Technologies, Inc. Mr. Altig received a BA degree from the University of Hawaii. Mr. Altig’s experience as Chief Financial Officer of several public companies brings to the Board perspective regarding financial and accounting issues.

Thomas N. Davidson, Jr. has been a member of TearLab Corporation’s Board since January 2011. Since 1997, Mr. Davidson has been the Chief Executive Officer and majority shareholder of Nisim International, a manufacturer of hair and skin care products. Mr. Davidson has been the managing partner of Quarry Hill Partners, a holding company for a diversified group of manufacturing companies, since June 2000. Mr. Davidson has been the principal owner and operator of several other companies including Speedy Printing Centers, Quarry Hill Foundry Supplies, Optiplas Films, and Eco II Plastics. Mr. Davidson is currently on the boards of Brandimensions Inc., Clemmer Steelcraft Technologies Inc., and Nu-Tech Precision Metals. Mr. Davidson is also on the boards of the YPO Ontario Chapter, Canadian Franchise Association, Canadian Association of Family Enterprise, Ducks Unlimited, and Fishing Forever Foundation. From 1999 to 2010, Mr. Davidson served on the Board of Directors for Synergex International Corporation, previously a Toronto Stock Exchange listed company, where he served as a member of the audit committee. Mr. Davidson has a BSc from Michigan State University in Geological Engineering. Mr. Davidson’s extensive business background makes him a valuable addition to the Board.

Adrienne L. Graves, Ph.D. has been a member of TearLab Corporation’s Board since April 2005. From 2002 to 2010, Dr. Graves was President and Chief Executive Officer of Santen Inc., and Dr. Graves is currently a strategic advisor for Santen. Prior to joining Santen, Dr. Graves spent nine years with Alcon Laboratories, Inc., beginning in 1986 as a Senior Scientist. Dr. Graves was named Associate Director of Alcon’s Clinical Science Division in 1992 and then Alcon’s Director of International Ophthalmology in 1993. Dr. Graves is the author of over thirty research papers and is a member of a number of professional associations, including the Association for Research in Vision and Ophthalmology, the American Academy of Ophthalmology, the American Glaucoma Society, and Women in Ophthalmology. She also serves on the boards of the American Academy of Ophthalmology Foundation, the Pan-American Association of Ophthalmology, the American Association for Cataract and Refractive Surgery, the Glaucoma Research Foundation, and the Corporation Committee for the Brown University Medical School. Dr. Graves also co-founded Ophthalmic Women Leaders. She received her BA in psychology with honors from Brown University, received her Ph.D. in psychobiology from the University of Michigan, and completed a postdoctoral fellowship in visual neuroscience at the University of Paris. Dr. Graves brings to the Board a long history of experience in the field of ophthalmology and business strategy.

Paul M. Karpecki, O.D., FAAO has been a member of TearLab Corporation’s Board since March 2010. Also, he has been a Director of Ocular Disease Research at Koffler Vision Group since March 2009. In 2007, Dr. Karpecki started with the Cincinnati Eye Institute in Corneal Services after spending five years as the Director of Research for the Moyes Eye Clinic in Kansas City. Dr. Karpecki serves as the Chair of the Refractive Surgery Advisory Committee to the American Ophthalmology Association (“AOA”) and on the AOA Meetings Executive Committee. He has lectured in more than three hundred symposia covering four continents and was the first optometrist to be invited to both the Delphi International Society at Wilmer-Johns Hopkins and the National Eye Institute’s dry eye committee. A noted educator and author, Dr. Karpecki is the Chief Clinical Editor for the Review of Optometry Journal. He is a past President of the Optometric Council on Refractive Technology and serves on the board for the charitable organization, Optometry Giving Sight. Dr. Karpecki received his Doctorate of Optometry from Indiana University and completed a Fellowship in Cornea and Refractive Surgery at Hunkeler Eye Centers in affiliation with the Pennsylvania College of Optometry in 1994. Dr. Karpecki’s experience in optometry and specialization in dry eye disease make him a valuable addition to the Board.

Richard L. Lindstrom, M.D. has been a member of TearLab Corporation’s Board since September 2004. Dr. Lindstrom has served as a director of TLC Vision since 1996 and as a director of LaserVision Centers, Inc. since November 1995. Since 1979, Dr. Lindstrom has been engaged in the private practice of ophthalmology and is a founder, a director, and an attending surgeon of Minnesota Eye Consultants P.A., a provider of eye care services. Dr. Lindstrom has served as Associate Director of the Minnesota Lions Eye Bank since 1987. He is also a medical advisor for several medical device and pharmaceutical manufacturers. Dr. Lindstrom has been a director for Onpoint Medical Diagnostics, Inc. since 2010. Dr. Lindstrom is also currently on the boards of Acufocus, Inc., Wavetec Vision, RevitalVision, LLC, and Lindstrom Environmental, Inc., each of which is a private company. Dr. Lindstrom is a past President of the International Society of Refractive Surgery, the International Intraocular Implant Society, the International Refractive Surgery Club, and the American Society of Cataract and Refractive Surgery. From 1980 to 1989, he served as a Professor of Ophthalmology at the University of Minnesota, and he is currently an Adjunct Professor Emeritus in the Department of Ophthalmology at the University of Minnesota. Dr. Lindstrom received his Doctor of Medicine, Bachelor of Arts, and Bachelor of Sciences degrees from the University of Minnesota. Dr. Lindstrom’s background in ophthalmology gives him a perspective that is helpful to the Board for understanding the Company’s product market.

Donald E. Rindell has been a member of TearLab Corporation’s Board since September 2008 and was on the Board of TearLab Research, Inc. between March 2006 and December 2010. Mr. Rindell currently serves as Executive Director of Business Development for Amylin Pharmaceuticals, Inc., a position he has held since 2005. Prior to joining Amylin Pharmaceuticals, Inc., Mr. Rindell had a successful consulting practice, during which he served as Acting President of Medical Device Group, Inc., an acute care and respiratory company, Vice President of Business Development of CardioNet, Inc., a “real-time” 24/7 cardiovascular monitoring company, and Vice President of Business Development of HandyLab, Inc., a molecular diagnostics and pharmacogenomics system company. Prior to his consulting practice, he served as Vice President of Corporate Development & Strategic Planning of Advanced Tissues Sciences, Inc. Prior to his tenure at ATS, Mr. Rindell was the Vice President for Global Business Management of Braun/Thermoscan, a division of The Gillette Company. Mr. Rindell was also employed by Hybritech as Executive Director of Sales and Marketing. Mr. Rindell received his BS degree in Economics from the College of Wooster and an MBA from Pepperdine University Graduate School of Business. Mr. Rindell’s years of experience in the medical device field are very valuable to the Company as it works through regulatory requirements and marketing.

Brock J. Wright, BSc, MD, FRCPC, MBA has been a member of TearLab Corporation’s Board since August 2010. Dr. Wright has been the Senior Vice-President of Clinical Services, since October 2008, and Chief Medical Officer, since January 2000, of the Winnipeg Regional Health Authority. Dr. Wright has been an Assistant Professor in the Department of Community Health Sciences since 1990, and he is a member of the Board of Directors of Diagnostic Services Manitoba, a publicly funded organization responsible for laboratory services for the province of Manitoba. Since 2012, Dr. Wright has been the Chair of the Provincial Medical Leadership Council in Manitoba. Dr. Wright was the Associate Dean of Clinical Affairs for the Faculty of Medicine at the University of Manitoba between 2008 and 2012. Dr. Wright served as the Chief Operating Officer for the Health Sciences Centre in Winnipeg from 2004 to 2008 and served as the Vice-President and Chief Medical Officer of the Winnipeg Regional Health Authority from 2000 to 2008. Dr. Wright served as Vice-President and Chief Medical Officer of the Health Sciences Centre in Winnipeg from 1997 to 2000. He also served as Vice-President of the Pathology and Laboratory Division of the Health Sciences Centre and led the development of a successful plan to integrate laboratory services across the Province to form Diagnostic Services Manitoba. Dr. Wright received his Bachelor of Science degree from the University of Winnipeg in 1980. He received his Medical Degree in 1984, Fellowship in Community Medicine in 1990 and MBA in 1992, from the University of Manitoba. Dr. Wright’s extensive medical and public sector experience make him a valuable addition to the Board.

Board Meetings

The Board held five meetings during 2015. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which he or she served.

Committees of the Board

The Board currently has, and appoints members to, three standing committees: our Compensation Committee, our Corporate Governance and Nominating Committee, and our Audit Committee. The current members of our committees are identified below:

Director	Compensation	Corporate Governance and Nominating	Audit
Anthony E. Altig (1)		X	X
Thomas N. Davidson, Jr.	X		X
Adrienne L. Graves	X	X
Paul M. Karpecki		X
Richard L. Lindstrom (2)	X
Donald Rindell (3)		X	X
Brock Wright	X

(1)	Audit Committee Chair.

(2)	Compensation Committee Chair.

(3)	Corporate Governance and Nominating Committee Chair.

Compensation Committee. The Compensation Committee currently consists of Dr. Wright, Mr. Davidson, Dr. Graves, and Dr. Lindstrom, with Dr. Lindstrom serving as chairman. The Compensation Committee held three meetings during 2015. All members of the Compensation Committee are independent as determined under the various NASDAQ Stock Market, U.S. Securities and Exchange Commission, or SEC, and Internal Revenue Service qualification requirements. The Compensation Committee is governed by a written charter approved by the Board. The charter is available on our website at www.tearlab.com. The functions of this committee include, among other things:

●	to provide oversight of the development and implementation of the compensation policies, strategies, plans and programs for key employees and directors, including policies, strategies, plans and programs relating to long-term compensation for TearLab’s senior management, and the disclosure relating to these matters;

●	to make recommendations regarding the operation of and/or implementation of employee bonus plans and incentive compensation plans;

●	to review and approve the compensation of the Chief Executive Officer and the other executive officers of TearLab and the remuneration of TearLab’s directors; and

●	to provide oversight of the selection of officers, management, succession planning, the performance of individual executives and related matters.

Role and Authority of Compensation Committee

The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Compensation Committee approves all compensation of our executive officers without further Board action. The Compensation Committee reviews and approves each of the elements of our executive compensation program and continually assesses the effectiveness and competitiveness of our program. The Compensation Committee also periodically reviews director compensation.

The Role of our Executives in Setting Compensation

The Compensation Committee meets with our Chief Executive Officer, Mr. Jensen, and/or other executives at least once per year to obtain recommendations with respect to Company compensation programs, practices, and packages for executives, directors, and other employees. Management makes recommendations to the Compensation Committee on the base salary, bonus targets, and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound by and does not always accept management’s recommendations with respect to executive compensation. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees.

Mr. Jensen attends some of the Compensation Committee’s meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Jensen’s compensation package with him, but makes decisions with respect to his compensation outside of his presence.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee, or the Corporate Governance Committee, members are Mr. Altig, Dr. Karpecki, Dr. Graves, and Mr. Rindell, with Mr. Rindell serving as chairman. The Corporate Governance Committee held three meetings during 2015. All members of the Corporate Governance Committee are independent directors, as defined in the NASDAQ Stock Market qualification standards. The Corporate Governance Committee is governed by a written charter approved by the Board. The charter is available on our website at www.tearlab.com. The functions of this committee include, among other things:

●	to establish criteria for Board and committee membership and to recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

●	to ensure that appropriate processes are established by the Board to fulfill its responsibility for (i) the oversight of strategic direction and development and the review of ongoing results of operations of the Company by the appropriate committee of the Board and (ii) the oversight of the Company’s investor relations and public relations activities and ensuring that procedures are in place for the effective monitoring of the stockholder base, receipt of stockholder feedback and responses to stockholder concerns;

●	to monitor the quality of the relationship between management and the Board and to recommend improvements for ensuring an effective and appropriate relationship; and

●	to make recommendations to the Board regarding corporate governance matters and practices.

Audit Committee. The Audit Committee consists of Mr. Davidson, Mr. Rindell, and Mr. Altig, with Mr. Altig serving as chairman. The Audit Committee held four meetings during 2015. All members of the Audit Committee are independent directors (as independence is currently defined in Rules 5605(a)(2) and 5605(c)(2) of the NASDAQ Listing Rules). Mr. Altig qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee is governed by a written charter approved by the Board. The charter is available on our website at www.tearlab.com. The functions of this committee include, among other things:

●	to monitor the Company’s financial reporting process and internal control system;

●	to appoint and replace the Company’s independent outside auditors from time to time, to determine their compensation and other terms of engagement and to oversee their work;

●	to oversee the performance of the Company’s internal audit function; and

●	to oversee the Company’s compliance with legal, ethical and regulatory matters.

Both our independent auditors and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the Corporate Governance Committee considers, among others, the following factors:

●	experience, skills, and other qualifications in view of the specific needs of the Board and the Company;

●	diversity of background; and

●	demonstration of high ethical standards, integrity, and sound business judgment.

The Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience which are well suited to further the Company’s objectives. In doing so, the Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of an “independent director” under the NASDAQ Stock Market qualification standards.

Identification and Evaluation of Nominees for Directors

The Corporate Governance Committee identifies nominees for Board membership by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Corporate Governance Committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Corporate Governance Committee generally polls the Board and members of management for their recommendations. The Corporate Governance Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The Corporate Governance Committee reviews the qualifications, experience, and background of the candidates. Final candidates are interviewed by our independent directors and Chief Executive Officer. In making its determinations, the Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best attain success for the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Corporate Governance Committee makes its recommendation to the Board. Historically, the Corporate Governance Committee has not relied on third-party search firms to identify Board candidates. The Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify and acquire an appropriate candidate.

The Corporate Governance Committee has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations since it believes that the process currently in place for the identification and evaluation of prospective members of the Board is adequate. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by members of the Board or management. Stockholders wishing to suggest a candidate for director should write to the Company’s Chief Financial Officer.

Communications with the Board of Directors

Our stockholders may send written correspondence to non-management members of the Board to the Chief Financial Officer or Chief Executive Officer at 9980 Huennekens St., Suite 100, San Diego, California 92121. Our Chief Financial Officer or Chief Executive Officer will review the communication, and if the communication is determined to be relevant to our operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature not relating to our business), the communication will be forwarded to the Chairman of the Board. If the communication requires a response, our Chief Financial Officer will assist the Chairman of the Board (or other directors) in preparing the response.

Code of Conduct and Code of Ethics

We have established a Code of Conduct and Code of Ethics that applies to our officers, directors and employees. The Code of Conduct and Code of Ethics contain general guidelines for conducting our business consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. The Code of Conduct and Code of Ethics is available on our website at www.tearlab.com. If we make any substantive amendments to the Code of Conduct and Code of Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Documents

Our corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Corporate Governance Committee Charter, Code of Conduct and Code of Ethics are available free of charge on our website at www.tearlab.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Annual Report. We will also provide copies of these documents free of charge to any stockholder upon written request to Investor Relations, TearLab Corporation, 9980 Huennekens St., Suite 100, San Diego, California 92121.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2015.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee. All of the members of the Audit Committee are independent directors under the NASDAQ and SEC audit committee structure and membership requirements.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Mayer Hoffman McCann, P.C., the Company’s independent auditors for the year ended December 31, 2015. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13A-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Mayer Hoffman McCann, P.C. is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.

Beginning in fiscal 2004 and continuing through fiscal 2015 (the twelfth year of certification), management has implemented a process of documenting, testing and evaluating the Company’s internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Company’s independent auditor is also responsible for auditing the Company’s internal control over financial reporting. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management regarding such compliance. In connection with this oversight, the Audit Committee receives periodic updates provided by management at each regularly scheduled Audit Committee meeting. At a minimum, these updates occur quarterly. At the conclusion of the process, management provides the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting which is reviewed and commented upon by the Audit Committee. The Audit Committee also holds regular private sessions with the Company’s independent auditor to discuss their audit plan for the year, and the results of their quarterly reviews and the annual audit. The Audit Committee also reviewed Mayer Hoffman McCann, P.C.’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to our consolidated financial statements and financial statement schedule, as well as Mayer Hoffman McCann, P.C.’s Report of Independent Registered Public Accounting Firm related to internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts and reviews management’s report on the effectiveness of its internal control over financial reporting and management’s preparations for the evaluation.

The Committee met on four occasions in 2015. The Committee met privately in executive session with Mayer Hoffman McCann, P.C. as part of each regular meeting. The Committee Chair also held private meetings with the Chief Financial Officer.

The Audit Committee has discussed with Mayer Hoffman McCann, P.C. the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees.” In addition, Mayer Hoffman McCann, P.C. has provided the Audit Committee with the written disclosures and the letter required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence.” In connection with the foregoing, the Audit Committee has discussed with Mayer Hoffman McCann, P.C. their firm’s independence.

Based on their review of the consolidated financial statements and discussions with, and representations from, management and Mayer Hoffman McCann, P.C. referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the U.S. Securities and Exchange Commission.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by our independent auditors. Pre-approval is required for audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval of services for up to a year, which may be related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Principal Accounting Fees and Services” for more information regarding fees paid to Mayer Hoffman McCann, P.C. in fiscal year 2015 and Ernst & Young LLP for services in fiscal years 2015 and 2014.

March 7, 2016	AUDIT COMMITTEE

Anthony Altig
Thomas N. Davidson
Donald Rindell

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by TearLab under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent TearLab specifically incorporates the Report of the Audit Committee by reference therein.

Principal Accounting Fees and Services.

In connection with the audit of the 2015 consolidated financial statements and our internal control over financial reporting, the Company entered into an engagement agreement with Mayer Hoffman McCann, P.C., which sets forth the terms by which Mayer Hoffman McCann, P.C. has performed audit services for the Company.

The following table sets forth the aggregate fees agreed to by the Company for the annual audits for the fiscal years ended December 31, 2015 and 2014, and all other fees paid by the Company to Mayer Hoffman McCann, P.C. during 2015 and Ernst & Young LLP during 2014:

	For the years ended December 31,
	2015	2014

Audit Fees	$265,000	$728,400
Audit-Related Fees	—	55,000
All Other Fees	—	2.0
Totals	$265,000	$785,400

Audit Fees. Audit fees for the fiscal years ended December 31, 2015 and 2014 were for professional services provided in connection with the annual audits of the Company’s consolidated financial statements and internal control over financial reporting, review of the Company’s quarterly consolidated financial statements, accounting matters directly related to the annual audits, professional services in connection with SEC registration statements, periodic reports (including Form 8-Ks), and other documents filed with the SEC or other documents issued in connection with securities offerings, and professional services provided in connection with other statutory or regulatory filings.

Audit-Related Fees. Audit-related fees for 2014 were for consultations by the Company’s management as to the accounting or disclosure treatment of certain transactions or events and/or the actual or potential impact of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory standard setting bodies.

All Other Fees. Other fees for 2014 related to a subscription to an online knowledge management system.

All audit fees relating to the audit for the fiscal years ended December 31, 2015 and 2014, were approved in advance by the Audit Committee. All audit and non-audit services to be provided by our independent auditors were, and will continue to be, pre-approved by the Audit Committee.

Director Attendance at Annual Meetings

Although the Company does not have a formal policy regarding attendance by members of the Board at our Annual Meeting, we encourage all of our directors to attend. All of the Company’s directors attended our 2015 Annual Meeting, our most recent Annual Meeting, in person.

Director Independence

The Board of Directors has determined that each of the director nominees standing for election except Elias Vamvakas and Joseph Jensen are independent directors under the NASDAQ Stock Market qualification standards. In determining the independence of our directors, the Board considered all transactions in which the Company and any director had any interest, including those discussed under “Certain Relationships and Related Transactions” below.

Board Leadership Structure

The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The offices of Chief Executive Officer and Chairman of the Board have been at times combined and at times separated, and the Board considers such combination or separation in conjunction with, among other things, its succession planning processes. The Board believes that it should be free to make a choice regarding the leadership structure from time to time in any manner that is in our and our stockholders’ best interests.

We currently have not combined the roles of Chairman of the Board and Chief Executive Officer. The Board does not have a lead independent director. We believe this is appropriate because the Board includes a number of seasoned independent directors.

Board Role in Risk Oversight

While each of the committees of the Board evaluate risk in their respective areas of responsibility, our Corporate Governance Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. We believe that employing a committee specifically focused on our Company’s risk profile is beneficial, given the increased importance of monitoring risks in the current economic and business climate. The Corporate Governance Committee discusses the Company’s risk profile, and the Corporate Governance Committee reports to the full Board on the most significant risk issues. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.

While the Board and the Corporate Governance Committee oversee the Company’s risk management, Company management is ultimately responsible for day-to-day risk management activities. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that the Board leadership structure supports this approach.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION AS
DIRECTOR OF EACH NOMINEE LISTED ABOVE.

EXECUTIVE AND BENEFICIAL OWNERSHIP INFORMATION

Our Executive Officers

The following table sets forth the name and position of each of the persons who were serving as our named executive officers as of April 8, 2016.

Name	Age	Position
Elias Vamvakas	57	Executive Chairman of the Board
Joseph Jensen	44	Chief Executive Officer and Director
Wes Brazell	50	Chief Financial Officer

Wes Brazell has served as the Chief Financial Officer of TearLab Corporation since July 2015. Most recently, Mr. Brazell served as the Chief Financial Officer of Academic Partnerships, LLC, an online higher education service provider, from 2014 to 2015. From 1993 to 2014, Mr. Brazell held various positions at Alcon Laboratories, Inc., a global medical company focused on eye care, including Vice President, Global Business Planning and Analysis from 2013 to 2014, Chief Financial Officer (Europe, Middle East and Africa Region) from 2010 to 2013, and Chief Financial Officer (United States Region) from 2007 to 2010. Prior to joining Alcon, Mr. Brazell held various positions at KPMG LLP (formerly KPMG Peat Marwick), an auditing and professional services company. Mr. Brazell holds a Bachelor’s degree in Business Administration from Baylor University and is a certified public accountant.

A biography for Elias Vamvakas and Joseph Jensen can be found in the section entitled “Information Regarding Directors” above.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information as of April 8, 2016 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current executive officers, (iii) each of our directors, and (iv) all of our current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be.

Percentage of beneficial ownership is calculated based on 34,214,447 shares of common stock outstanding as of April 8, 2016. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of April 8, 2016. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the address for each person set forth on the table below is c/o TearLab Corporation, 9980 Huennekens St., Suite 100, San Diego, California 92121.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% owners:
Mathew P. Arens (1)	3,969,036	11.6%
First Light Asset Management, LLC (1)	3,761,436	11.0%
Executive Officers and Directors:
Elias Vamvakas (2)	3,185,584	9.3%
Wes Brazell	—	*
Paul Karpecki (3)	135,769	*
Richard Lindstrom (4)	220,398	*
Adrienne Graves (5)	143,779	*
Donald Rindell (6)	183,687	*
Anthony Altig (7)	207,096	*
Brock Wright (8)	771,896	2.3%
Thomas N. Davidson, Jr. (9)	477,164	1.4%
Joseph Jensen (10)	325,400	*
All directors and executive officers as a group (10 people) (11)	5,650,793	16.5%

(*)	Represents beneficial ownership of less than 1%.

(1)	Based solely on the most recently available Schedule 13G filed with the SEC on February 12, 2016, First Light Asset Management, LLC has shared voting power as to 3,761,436 shares and shared dispositive power as to 3,761,436 shares. Mathew P. Arens is also deemed to be the beneficial owner of these shares because of his position as managing member and majority owner of First Light Asset Management, LLC. Mr. Arens has sole voting power as to 207,600 shares, shared voting power as to 3,761,436 shares, sole dispositive power as to 207,600 shares, and shared dispositive power as to 3,761,436 shares. First Light Asset Management, LLC is a Delaware limited liability company and the address of First Light Asset Management and Mr. Arens is 3300 Edinborough Way, Suite 201, Edina, Minnesota 55435.

(2)	Includes (a) 1,232,062 shares subject to options exercisable within 60 days of April 8, 2016; (b) 1,283,486 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Capital Inc., which includes 19,375 shares subject to warrants exercisable within 60 days of April 8, 2016; (c) 44,028 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Securities Inc.; (d) 320,000 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Corp.; and (e) 306,008 shares held by Mr. Vamvakas, which includes 104,604 shares subject to warrants. Mr. Vamvakas is the Chairman of Greybrook Capital, Inc., which is located at 890 Yonge St., Suite 700 Toronto, Ontario, Canada M4W 3P4.

(3)	Includes 113,769 shares subject to options exercisable within 60 days of April 8, 2016.

(4)	Includes (a) 139,700 shares subject to options exercisable within 60 days of April 8, 2016, and (b) 6,250 shares subject to warrants exercisable within 60 days of April 8, 2016.

(5)	Includes 143,670 shares subject to options exercisable within 60 days of April 8, 2016.

(6)	Includes 183,687 shares subject to options exercisable within 60 days of April 8, 2016.

(7)	Includes 152,096 shares subject to options exercisable within 60 days of April 8, 2016.

(8)	Includes (a) 106,992 shares subject to options exercisable within 60 days of April 8, 2016, and (b) 6,249 shares subject to warrants exercisable within 60 days of April 8, 2016.

(9)	Includes (a) 101,795 shares subject to options exercisable within 60 days of April 8, 2016; (b) 304,079 shares held beneficially by Mr. Davidson through his relationship with Cardinal Crest Partners, 7 Sunrise Cay, Key Largo, Florida 33037, which includes 100,000 shares subject to warrants; (c) 48,890 shares held by Mr. Davidson which includes 15,000 shares subject to warrants; and (d) 22,400 shares held by Mr. Davidson’s spouse.

(10)	Includes 233,332 shares subject to options exercisable within 60 days of April 8, 2016.

(11)	Includes (a) 2,407,103 shares subject to options exercisable within 60 days of April 8, 2016 held on record by the current directors and executive officers; and (b) 251,478 shares subject to warrants exercisable within 60 days of April 8, 2016 held on record by the current directors and executive officers.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2015.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders OcuSense, Inc. 2003 Stock Option/Stock Issuance Plan (1)	318,258	$2.25	—
2002 Equity Incentive Plan (2)	5,900,844	$3.92	280,898
Equity compensation plans not approved by security holders (3)	700,000	$7.12	—
Total	6,919,102	$4.16	280,898

(1)	TearLab assumed options under the OcuSense, Inc. 2003 Stock Option/Stock Issuance Plan in October 2008.

(2)	For discussion of the 2002 Stock Incentive Plan, which was approved by the security holders, please refer to footnote 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	Joseph Jensen was hired in October 2013, and as a material inducement for his hire, he was granted a stock option for 300,000 shares not approved by security holders, which also vests annually in 1/3 installments, starting on the one year anniversary of the date of grant. In October 2005, the Company granted 8,000 post-split options at a post-split exercise price of $51.25, to an executive as a material inducement. Those options have fully vested.

Certain Relationships and Related Transactions.

Since January 1, 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest, other than the proposed transaction described below, which has been pre-approved by our Audit Committee. All future transactions between us and any of our directors, executive officers or related parties will be subject to the review and approval of our Audit Committee. In accordance with its charter, the Audit Committee is responsible for reviewing and approving all related party transactions for potential conflicts of interest on an ongoing basis.

On April 14, 2016, we announced that we divested our majority owned OcuHub subsidiary. Elias Vamvakas, our Executive Chairman, owns stock options in OcuHub, and in connection with a proposed sale, the vesting of his options would accelerate and he would receive approximately $123,000.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR
AUTHORIZED SHARES OF COMMON STOCK

General

On April 13, 2016, our board of directors unanimously approved, subject to stockholder approval, an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 65,000,000 to 95,000,000 shares, and to make a corresponding change to the number of authorized shares of capital stock. The number of shares of authorized preferred stock would remain unchanged. The text of the proposed amendment is set forth on Appendix A to this proxy statement.

If the amendment is approved by the requisite vote of the stockholders, we will file an amendment to our certificate of incorporation with the Delaware Secretary of State as soon as reasonably practicable after the Annual Meeting. The amendment shall become effective upon filing with the Delaware Secretary of State.

Reasons for and General Effect of Amendment

We currently have a total of 75,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 65,000,000 shares of common stock and 10,000,000 shares of preferred stock. Our board of directors is asking our stockholders to approve an amendment that will increase the number of authorized shares of common stock from 65,000,000 to 95,000,000 shares, and increase the number of authorized shares of all classes of stock from 75,000,000 to 105,000,000 shares. Each additional authorized share of common stock would have the same rights and privileges as each share of currently authorized common stock.

As of April 8, 2016, (i) 34,214,447 shares of common stock, $0.0001 par value, were outstanding, (ii) 6,480,007 shares were issuable pursuant to outstanding equity awards, (iii) 1,122,534 shares were available for future grant under our 2002 Stock Incentive Plan, and (iv) 481,803 shares were available for purchase under our 2014 Employee Stock Purchase Plan. We have no shares of preferred stock outstanding.

Our board of directors has determined that it would be in the best interests of the Company and our stockholders to increase the number of authorized shares of common stock in order to allow for the exercise of the Series A warrants to purchase shares of the Company’s common stock described below, and provide the Company with the flexibility to pursue finance and corporate opportunities involving our common stock that may become available from time to time. As of April 8, 2016, the Company had approximately 23,003,335 shares of unissued and unreserved shares of authorized common stock. Because we intend to use equity financings to fund substantially all our operations, we believe that this number of authorized shares remaining would be insufficient to continue operating our business as currently conducted.

Failure to approve the increase in our authorized common stock could also have adverse consequences on both past and future equity financings by the Company. For example, the Company announced in March 2016 a proposed “best efforts” offering of up to $15 million in gross proceeds. As part of this proposed financing, the Company estimates that it will issue Series A warrants to purchase up to 12,000,000 shares of Company common stock if the offering is subscribed in full. These warrants, when issued pursuant to the proposed financing, will not be exercisable unless the Company’s stockholders approve the increase in the number of authorized shares of common stock of the Company. By approving this Proposal Number 2, the Company may receive additional proceeds through the exercise of these Series A warrants, on or before their expiry in 2022, of up to approximately $8.5 million if the offering is fully subscribed. In addition, as part of this financing, the Company agreed to solicit stockholder approval to increase the Company’s authorized shares of common stock, as is necessary to allow for the exercise of the Series A warrants. If the increase to the Company’s authorized shares of common stock is approved, and the offering of up to $15 million in gross proceeds is consummated, with the accompanying issuance of Series A warrants to purchase up to 12,000,000 shares of Company common stock, it is estimated that the Company will have approximately 18,000,000 remaining shares of authorized and unissued common stock. Failure to obtain approval for this Proposal Number 2 at the Annual Meeting would prevent the exercise of the Series A warrants and the receipt of the proceeds through the exercise. While we don’t have current need for the entire increase to 95,000,000 common shares, our board of directors believes it is prudent to maintain a reasonable amount of unissued and unreserved shares on hand for the Company.

Authorized but unissued shares of common stock may be issued at such times, for such purposes and for such consideration as our board may determine to be appropriate without further authority from the stockholders, except as otherwise required by applicable law or stock exchange rules. Accordingly, because the adoption of this proposed amendment to our certificate of incorporation will result in a greater number of shares of common stock available for issuance, stockholders could experience a significant reduction in their stockholders’ interest with respect to earnings per share, voting, liquidation value and book and market value per share if the additional authorized shares are issued other than through a proportional issuance such as a stock dividend or stock splits effected in the form of stock dividends. The shares of common stock that would be issued in the proposed financing would so reduce such stockholders’ interest with respect to earnings per share, voting, liquidation value and book and market value per share.

In addition, the increase in the number of authorized shares could also have the effect of making it more difficult for a third party to acquire control of our Company in a transaction not approved by our board of directors. The board of directors could use the additional shares to resist or frustrate a third-party transaction by providing an above-market premium that is favored by a majority of independent stockholders. For example, it could implement a rights plan or similar arrangement pursuant to which shares of common stock would be issued to the other stockholders on highly-dilutive terms if the party seeking to take the Company over has purchased a substantial amount of common stock. At present, we do not have any such rights plan or other anti-takeover arrangement in place, nor do we have plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. Stockholders do not have any preemptive or other rights to subscribe for any shares of common stock which may in the future be issued by the Company.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF
AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF OUR
AUTHORIZED SHARES OF COMMON STOCK

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Mayer Hoffman McCann P.C., or Mayer Hoffman McCann, as our independent auditors for the year ending December 31, 2016 and has directed that management submit the selection of independent auditors to the stockholders for ratification at the Annual Meeting. Representatives of Mayer Hoffman McCann will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Mayer Hoffman McCann as our independent auditors. However, we are submitting the selection of Mayer Hoffman McCann to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Mayer Hoffman McCann. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the selection of Mayer Hoffman McCann.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditors

Our Audit Committee has established a policy that requires that all audit and permissible non-audit services provided by our independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE SELECTION OF MAYER HOFFMAN MCCANN P.C. AS OUR INDEPENDENT AUDITOR

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted on July 21, 2010. As required by the Dodd-Frank Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

Compensation Program and Philosophy

Our executive compensation program is designed to:

●	attract and retain talented and experienced executives;

●	motivate and reward executives whose knowledge, skills, and performance are critical to our success;

●	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

●	incentivize our executives to manage our business to meet our long-term objectives and the long-term objectives of our stockholders.

Under this program, our named executive officers are rewarded for the achievement of specific short-term and long-term goals that enhance stockholder value. Stockholders are urged to read the Executive Compensation section of this proxy statement, which describes our executive compensation program and contains information about the fiscal year 2015 compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that our compensation design and practices are effective in implementing our executive compensation goals.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis in a non-binding vote, the compensation of TearLab Corporation named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including information under the caption “Executive Compensation,” the tabular disclosure regarding executive compensation, and the accompanying narrative disclosure set forth in the proxy statement relating to TearLab’s 2016 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and, therefore, will not be binding on us, our Compensation Committee and our Board of Directors value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

The Compensation Committee of our Board of Directors is responsible for establishing, implementing, and monitoring adherence with our compensation philosophy. The compensation provided to our “named executive officers” for fiscal year 2015 is set forth in detail in the Summary Compensation Table below and other tables and the accompanying footnotes and narrative that follow this section. This section explains our executive compensation philosophy, objectives, and design, our compensation-setting process, our executive compensation program components and the decisions made in relation to fiscal year 2015 for each of our named executive officers.

Our “named executive officers” for fiscal year 2015, who appear in the Summary Compensation Table, were:

●	Joseph Jensen, our Chief Executive Officer (our “CEO”);

●	Wes Brazell, our Chief Financial Officer;

●	Elias Vamvakas, our Executive Chairman of the Board of Directors; and

●	William Dumencu, our former Chief Financial Officer

In this Compensation Discussion and Analysis, TearLab Corporation and its subsidiaries is referred to as “our,” “us,” “we,” or the “Company.”

Executive Compensation Philosophy, Objective and Design

Philosophy.

As an ophthalmic device company, we operate in the professional health sector and medical laboratories and research industry. To succeed in this environment, we must hire experienced executives with specific skills in key functional areas who have worked in an environment similar to ours. We are primarily located in the San Diego, California and the Dallas/Fort Worth, Texas areas, which have many life sciences technology companies who reward their executives with equity compensation. Our overall compensation philosophy, therefore, is to compensate seasoned executives in a manner that attracts the caliber of individuals needed to manage and staff a technical and government-regulated business and operate in an innovative and competitive industry yet drive a business with a capitalization of less than $100 million to grow.

Objectives and Design.

Our executive compensation program is designed to:

●	attract and retain talented and experienced executives;

●	motivate and reward executives whose knowledge, skills and performance are critical to our success;

●	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

●	incentivize our executives to manage our business to meet our long-term objectives and the long-term objectives of our stockholders.

To maintain a competitive compensation program and meet our need to attract seasoned executives that have experience in our sector, we also offer cash compensation in the form of (1) base salaries to reward individual contributions and compensate for their day-to-day responsibilities and (2) annual bonuses to drive targeted corporate goals and individual short-term objectives. In addition, our size, industry, and primary location have led us to include equity compensation as a major compensation element. Accordingly, our executive compensation in 2015 included equity award grants, which were made in the form of stock options. Our Board of Directors determined that this form of compensation aligns the executive team’s incentives with the long-term interests of our stockholders by rewarding our named executive officers for growing the Company and providing a positive return to shareholders, as evidenced by an executive benefiting from a stock option grant only if there is appreciation in the Company’s stock.

Impact of Fiscal 2015 Stockholder Advisory Vote on Executive Compensation

In June 2015, we conducted a non-binding advisory vote on the compensation of the named executive officers for fiscal year 2014, commonly referred to as a “say-on-pay” vote, at our 2015 Annual Meeting of Stockholders. Our stockholders approved the named executive officer’s compensation, with approximately 93.4% of stockholder votes cast in favor of our executive compensation program.

As the Compensation Committee evaluated our executive compensation policies and practices throughout fiscal year 2015, it was mindful of the strong support our stockholders expressed for our compensation philosophy and objectives. As a result, the Compensation Committee decided to retain our general approach to executive compensation. Consistent with the recommendation of the Board of Directors and the preference our stockholders expressed in the advisory vote on the frequency of future say-on-pay votes, the Board of Directors has adopted a policy providing for annual advisory votes on the compensation of our named executive officers. Accordingly, the next advisory vote on the compensation of our named executive officers will take place at the Annual Meeting of Stockholders to which this Proxy Statement relates, with the next say-on-pay vote after that to take place in 2017.

Compensation-Setting Process

We formed our Compensation Committee in September 2005. For 2015, our Compensation Committee was responsible for reviewing and making recommendations to our Board of Directors regarding our CEO’s compensation and the components thereof. In 2015, our Compensation Committee reviewed and recommended to our Board of Directors Company goals and objectives relevant to our CEO, evaluated our CEO in light of those goals and objectives, and made recommendations regarding our CEO’s compensation based on that evaluation.

Our Compensation Committee also is responsible for reviewing and making recommendations to our Board of Directors on non-CEO executive officer compensation and making recommendations to our Board of Directors with respect to incentive compensations plans and equity-based plans. In 2015, our Compensation Committee reviewed and made recommendations to our Board of Directors regarding the compensation of our other executive officers, including the establishment and evaluation of performance goals.

Our CEO attends meetings of our Compensation Committee, except with respect to discussions involving his own compensation. Typically, our CEO makes recommendations regarding compensation matters for each named executive officer, including with respect to each key element of compensation (i.e., stock option awards, base salary and annual bonus).

In determining executive compensation for 2015, neither our Board of Directors nor our Compensation Committee met with a compensation consulting firm or considered market data presented by a compensation consulting firm in determining compensation. We did not engage in any benchmarking or targeting of any specific levels of pay. We did not engage a consultant as there was not a change in the base compensation of the executives as a whole scheduled in 2015, and we could not justify the cost of such an arrangement while we are focused on growing the Company. We are, however, in the process of establishing our executive compensation program for 2016. Our Compensation Committee is currently evaluating whether to use a compensation consultant in 2016.

In determining executive compensation for 2015, our Board of Directors and Compensation Committee considered a number of factors, including the following:

●	The scope of the named executive officer’s responsibilities, prior experience and qualifications;

●	The past individual performance of the named executive officer;

●	Competitive market conditions;

●	Existing employment agreement conditions, if any;

●	Recommendations of the CEO, other than with respect to his own compensation.

Unless otherwise stated, the discussion and analysis below is in large measure based on decisions by our Board of Directors. Therefore, the philosophy of how we will compensate our named executive officers in the future may not be the same as how they have been compensated previously. We expect that our Board of Directors will continue to review, evaluate, and modify the executive compensation framework based on the recommendations of our Compensation Committee. Our compensation program may, over time, vary from our historical practices.

Executive Compensation Program Components

Equity Compensation

We have historically used equity compensation as a principal component of our executive compensation program. Consistent with our compensation objectives, we believe this approach aligns our executive team’s contributions with our long-term interests by allowing our executive team to participate in any future appreciation in the Company’s stock. Our equity awards in 2015 consisted of stock options. We did not grant restricted stock units in 2015 and we will continue to evaluate whether we to utilize all stock options for 2016 or change our mix to include restricted stock units. In 2015 we used 100% stock options because we believe stock options better align executive officer compensation with stockholder interests by rewarding Company growth. We also believe that stock options serve as an effective retention tool due to vesting requirements that are based on continued service with us and help create an ownership culture. In granting options, we considered, among other things, the named executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his individual contributions and responsibilities, and market conditions.

In 2015, our board of directors granted stock options to our CEO. In making this determination, our board considered the recommendation by our compensation committee, which had reviewed such named executive officer’s equity award holdings and determined that the then-current equity award holdings of our CEO, taking into consideration the unvested portion and the value of such awards, did not appropriately meet our retention and incentive goals, and, as a result, additional stock option awards were necessary. Accordingly, the board of directors approved a grant of options for 50,000 shares to our CEO in February 2015. These time-based options vest annually in 1/3 installments, starting on the one-year anniversary of the date of grant. In addition, Mr. Brazell was hired in July 2015, and as a material inducement for his hire, he was granted an inducement stock option for 200,000 shares that vests annually in 1/3 installments starting on the one-year anniversary of the date of grant.

For 2016, we expect our compensation committee to continue this review process to determine whether to make a recommendation to our board of directors to approve any equity award grants for our named executive officers.

While we have not yet adopted a formal policy regarding the timing of stock option and other equity grants as a public company, it has been our practice, which we expect to continue, that stock option grants have been granted with an exercise price not less than the fair value of the underlying stock on the date of grant.

Base Salary

In determining base salaries for 2015, our compensation committee and our board of directors considered the overall compensation package of our executive officers and our emphasis on providing compensation in the form of stock option grants in order to motivate our executive team and foster long-term growth for the benefit of our stockholders. Based on this emphasis on option grants, no adjustments were made to the base salaries of any of our named executive officers in 2015 as compared to the prior year. In addition, in connection with the negotiations of Mr. Brazell’s hire as our Chief Financial Officer, the compensation committee agreed to provide Mr. Brazell an annual base salary of $250,000. Mr. Jensen assumed the position of Chief Executive Office as of January 1, 2016, and his annual base compensation was increased from $370,000 to $400,000.

In fiscal years 2014 and 2015, the base compensation for our named executive officers was as follows:

Named Executive Officer	Fiscal Year 2015 Base Salary		Fiscal Year 2014 Base Salary
Mr. Vamvakas	Cdn. $	380,000	380,000
Mr. Jensen		$370,000	370,000
Mr. Brazell(1)		$250,000	-
Mr. Dumencu(2)	Cdn. $	184,271	184,271

(1)	Mr. Brazell joined the Company in July 2015 and earned, on a pro-rated basis, $122,159 in base salary during fiscal year 2015, in addition to a one-time lump sum payment of $40,000 to replace the monetary loss incurred by him as a result of the separation agreement in place with his previous employer.

(2)	Mr. Dumencu served as the Company’s Chief Financial officer until his resignation in July 2015 and served as the Company’s Treasurer until his retirement on December 31, 2015.

In 2016, our Compensation Committee and our Board of Directors may conduct a review of our executive officers’ base salaries and determine adjustments, if any.

2015 Bonus Plan

Our board of directors adopted an annual bonus plan for 2015 to reward the performance of our named executive officers in achieving our corporate goals and, with respect to Mr. Dumencu, individual objectives. Our CEO and CFO evaluate the individual performance of Mr. Dumencu and make a recommendation to our compensation committee, which in turn makes a recommendation of the bonus earned under the bonus plan to our board of directors Our board of directors retains the ultimate discretion whether to pay any bonus under the plan, which means that our board may choose in any given year whether to pay a bonus in cash or via an additional stock option upon a recommendation from our CEO.

A named executive officer’s target bonus amount under our 2015 bonus plan is expressed as a percentage of his base salary, and any such bonus would be earned upon the achievement of the applicable corporate goals and individual objectives. Given our emphasis on providing option grants as a key component of our executive compensation, target bonus amounts for our named executive officers were not adjusted in 2015 from prior years. Accordingly, our CEO’s and Mr. Vamvakas’ target bonus amounts remained at 50% of their respective base salaries, and Mr. Dumencu’s target bonus amount remained at 25% of his base salary. In connection with the negotiations to hire Mr. Brazell, our compensation committee agreed to provide a sign on bonus of $40,000 which was paid upon his hiring to reflect the bonus amount forfeited in his previous position and to set his target bonus at 50% of his base salary, but prorated in 2015 based on the number of days employed with us. Our CEO, Mr. Vamvakas and Mr. Brazell have higher bonus percentages that are solely based on corporate performance measures because they have broad degree of responsibility, including responsibility for the overall performance of the Company and supervision of our other executive officers, including Mr. Dumencu. Our board of directors and compensation committee believe that bonus pay for our CEO, Mr. Vamvakas and Mr. Brazell should be based on metrics that tie in closely with driving Company value and stockholder interests.

Under the 2015 bonus plan, with regard to Mr. Dumencu, 75% of the bonus opportunity was based on the achievement of corporate performance measures, and 25% of the bonus opportunity was based on individual performance. Our CEO and Mr. Vamvakas each met with Mr. Dumencu and discussed individual objectives at the beginning of each year and came to a tentative agreement on the short-term projects and goals that he should be focused in for the coming fiscal year, which is communicated by our CEO to the compensation committee for review. Our board of directors makes the ultimate decision whether to approve those individual performance goals.

Corporate Performance Measures. For 2015, our board of directors established corporate performance goals of increasing revenues and adjusted operating profitability targets. The financial measures for 2015 are important indicators of our ability to monetize our products and services. Each of these corporate performance measures was given equal weighting based on our belief that each was similarly critical to our strategic goals for 2015. At the time the corporate performance measures were set, our board of directors believed that these corporate performance measures provided an accurate gauge of our success and were challenging and aggressive because they represented significant growth in revenues and continued prudence in the management of our cash resources. Our board of directors believed that the achievement of the corporate performance measures at the target levels would require extraordinary efforts, excellent leadership, effective leveraging of our competencies and a clear focus on driving results throughout the year.

By objective measure, the Company achieved 70% of its weighted performance goals when factoring in revenue and profitability targets providing making each executive officer eligible for 70% of their bonus potential.

Individual Performance Measures. We, as well as our customers, operate in a market that is highly regulated in terms of research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing of our products, which requires strong leadership and management capabilities. Necessarily, we expect a high level of performance from Mr. Dumencu in carrying out his responsibilities to achieve results effectively. As a result, Mr. Dumencu is individually evaluated based on his overall performance relative to individualized short-term goals that are set by the board of directors, after consultation with our CEO, relative to the executive’s position with the Company

During fiscal year 2015, our named executive officers were eligible to earn the following cash bonuses under our 2015 bonus plan:

Named Executive Officer	Fiscal Year 2015 Target Cash Bonus Opportunity (as a Percentage of Base Salary)	Fiscal Year 2015 Target Cash Bonus Opportunity ($)
Mr. Vamvakas	50%	Cdn. $	190,000
Mr. Jensen	50%		$185,000
Mr. Brazell	50%		$61,000	(1)(2)
Mr. Dumencu	25%	Cdn. $	46,068

(1)	Mr. Brazell joined the Company in July 2015 and was eligible to earn, on a pro-rated basis, $61,000 in bonuses during fiscal year 2015.

(2)	Mr. Brazell received a sign on bonus of $40,000 upon his hiring.

2015 Bonus Plan Payments

In early 2016, our board of directors determined that 70% of the corporate performance measures for 2015 had been achieved and Mr. Dumencu achieved 70% of his individual performance measures for 2015. Accordingly, our board of directors determined that our named executive officers had earned and would be paid cash bonuses reflective of such achievement under our 2015 plan, however, it was further decided to reduce cash bonuses below the earned amount. Mr. Jensen, Mr. Vamvakas and Mr. Brazell each received an additional 30% reduction to earned bonuses and Mr. Dumencu a further 15% reduction to his earned bonus, such that we paid the following cash bonuses under our 2015 bonus plan:

Named Executive Officer	Fiscal 2015 Bonus Payment
Mr. Vamvakas	Cdn. $	93,100
Mr. Jensen		$90,650
Mr. Brazell (1)		$69,872
Mr. Dumencu (2)	Cdn. $	27,410

(1)	Includes $40,000 sign on bonus paid to Mr. Brazell upon his hiring.

(2)	Mr. Dumencu served as the Company’s Chief Financial officer until his resignation in July 2015 and served as the Company’s Treasurer until his retirement on December 31, 2015.

2016 Bonus Plan

In early 2016, our compensation committee adopted an annual cash bonus plan for 2016, which includes corporate performance objectives. The corporate performance objectives have not been modified and continue to focus on the goals of increasing revenues and adjusted operating profitability targets. Similarly, the target bonus percentage opportunity for each named executive officer remains unchanged for 2016.

2014 Employee Stock Purchase Plan

We offer employees of designated subsidiaries, including our CEO and Mr. Brazell, the opportunity to purchase shares of TearLab’s common stock through the 2014 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan permits the grant of purchase rights that qualify for preferential tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and purchase rights that do not so qualify. Under the Purchase Plan, eligible employees may purchase shares of our common stock at a 10% discount from the closing sale price of our common stock as reported on NASDAQ on either the first trading day or the last trading day of each offering period, whichever is lesser. Our compensation committee believes that the Purchase Plan is a cost efficient method of encouraging employee stock ownership.

Retirement and Health Benefits

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Our U.S. named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees. U.S. employees, including named executive officers located in the U.S., are eligible to participate in a defined contribution 401(k) plan, but the Company does not make any matching or employer contributions to the 401(k) plan.

Our named executive officers located in Canada, including Mr. Vamvakas, are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other Canadian full-time employees, except that we provide Mr. Vamvakas with certain club membership benefits and with coverage under a critical illness insurance policy, which has been historically provided to Mr. Vamvakas since his commencement of service with us. Club membership benefits are provided to Mr. Vamvakas in order to foster the ability of Mr. Vamvakas to network in the business community on behalf of the Company. In 2015, the club membership benefits provided to Mr. Vamvakas had a value of approximately $8,167.

Post-Employment Compensation

We recognize that it is possible that we may be involved in a transaction involving a change of control of the Company and that this possibility could result in the departure or distraction of our executives to the detriment of our business. Our compensation committee believes that the prospect of such a change-of-control transaction would likely result in our executives facing uncertainties about their future employment and distractions from how the potential transaction might personally affect them.

To allow our executives to focus solely on making decisions that are in the best interests of our stockholders in the event of a possible, threatened, or pending change-of-control transaction and to encourage them to remain with us despite the possibility that the change of control might affect them adversely, we have entered into an executive employment agreement with Mr. Vamvakas, an executive change of control and severance agreement with Mr. Dumencu, and employment offer letters with our CEO and Mr. Brazell that each provide the applicable named executive officer with certain payments and benefits in the event of certain terminations of his employment without regard to a change of control of the Company or within a certain period following a change of control of the Company. Our compensation committee believes that these agreements serve as an important retention tool to ensure that personal uncertainties do not dilute our executives’ complete focus on building stockholder value.

In June 2013, we entered into the executive employment agreement with Mr. Vamvakas, which provides that upon a qualifying termination of his employment, Mr. Vamvakas will receive (i) a lump sum payment equal to two times his then-current annual base salary plus two times the average of the bonus paid to him in the two years preceding the year of termination, and (ii) reimbursement of group health plan insurance premiums for up to eighteen months. The executive employment agreement with Mr. Vamvakas also requires that he provide three months’ advance notice period if he resigns and the resignation is not a qualifying termination. In December 2015, we approved compensation for Mr. Vamvakas as Executive Chairman. At that time we also agreed to defer Mr. Vamvakas’ severance and change such severance to a lump sum of $700,000, payable upon his separation from the Company in cash or restricted stock, at his election.

Our CEO is party to an employment offer letter that was entered into in October 2013 when he was hired, which provides that upon a qualifying termination of his employment, he will receive (i) a lump sum payment equal to two times his then-current annual base salary plus two times the average of the bonus paid to him in the two years preceding the year of termination and (ii) reimbursement of group health plan insurance premiums for up to eighteen months. The offer letter also requires that our CEO provide three-months’ advance notice if he resigns and the resignation is not a qualifying termination. In addition, our CEO’s new hire stock option for 300,000 shares provides that, in the event of a change of control (as defined in our CEO’s offer letter) prior to his termination of service, such option will fully accelerate as to vesting.

In July 2015, we entered into an employment offer letter with Mr. Brazell when he was hired, which provides that upon a qualifying termination of his employment, he will receive (i) a lump sum payment equal to two times his then-current annual base salary plus two times the average of the bonus paid to him in the two years preceding the year of termination and (ii) reimbursement of group health plan insurance premiums for up to eighteen months. The offer letter also requires that Mr. Brazell provide three-months’ advance notice if he resigns. In addition, Mr. Brazell’s new hire stock option for 200,000 shares provides that, in the event of a change of control (as defined in Mr. Brazell’s offer letter) prior to his termination of service, such option will fully accelerate as to vesting.

We entered into the executive change of control and severance agreement with Mr. Dumencu in 2013. The executive change of control and severance agreement provides that (i) upon a qualifying termination of his employment within twelve months following a change of control (as defined in the severance agreement), he will receive continuing payments of base salary for twenty-four months and our continued contributions to the group insured benefit plans for eighteen months from the date his employment ceases and (ii) upon a qualifying termination of his employment at any other time, he will receive continuing payments of base salary for twelve months and our continued contributions to the group insured benefit plans for twelve months from the date his employment ceases.

In establishing the terms and conditions of our CEO’s and Mr. Brazell’s employment offer letters, Mr. Vamvakas’ executive employment agreement, and Mr. Dumencu’s executive change of control and severance agreement, our board of directors and our compensation committee evaluated the cost to us of these arrangements and the potential payout levels to each affected executive under various scenarios. In approving these arrangements, they determined that their cost to us and our stockholders was reasonable and not excessive, given the benefit conferred to us. Our board of directors and our compensation committee believe that these arrangements will help to maintain the continued focus and dedication of our named executive officers to their assigned duties without the distraction that could result from the possibility of a change of control of the Company.

For a detailed summary of the material terms and conditions of these agreements, see “Employment Contracts and Certain Transaction-based Contracts.”

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may limit the amount that we may deduct from our federal income taxes for remuneration paid to certain executive officers to one million dollars per executive officer per year, unless certain requirements are met. Section 162(m) of the Code (“Section 162(m)”) provides an exception from this deduction limitation for certain forms of “performance-based compensation” and for any gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers (whose compensation would be subject to the limitations of Section 162(m)) in a manner that can best promote our corporate objectives. Therefore, our compensation committee has not adopted a policy that requires that all compensation be deductible. Our compensation committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Code Sections 280G, 4999, or 409A, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider receives “nonqualified deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting Treatment

Authoritative accounting guidance on stock compensation requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below even though our executive officers may never realize any value from their awards. Authoritative accounting guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Risk Assessment

As part of its review of the compensation to be paid to our executives and the compensation programs generally available to the Company’s employees, the compensation committee considers any potential risks arising from our compensation programs and the management of these risks in light of the Company’s overall business, strategy, and objectives.

As is the case with our employees generally, our named executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonus amounts under the Company bonus plan are tied to the Company’s performance during the fiscal year compared to pre-established target levels for equally-weighted measures and, in the case of Mr. Dumencu, pre-established individual performance. Combined, we believe these measures limit the ability of an executive to be rewarded for taking excessive risk on behalf of the Company by, for example, seeking revenue-enhancing opportunities at the expense of profitability. In addition, a significant portion of our named executive officers’ compensation is provided in the form of equity awards to further align their interests with those of the Company’s stockholders. The compensation committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and because the awards are staggered and subject to multi-year vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

Additionally, the Company has implemented effective controls at various levels, including adoption of written codes of conduct and ethics, which each named executive officer signs and acknowledges each year, in order to mitigate the risk of unethical behavior.

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, chief financial officer, and each of the next three most highly compensated executive officers during 2015, together referred to as our “named executive officers,” for 2015, 2014, and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Elias Vamvakas Chief Executive Officer	2015 2014 2013	273,381 326,854 347,235	— — —	— — 643,538	66,939 — 111,130	11,677 26,391 34,146	351,997 353,245 1,136,049

Joseph Jensen President, Chief Operating Officer	2015 2014 2013	370,000 370,000 74,474	— — —	78,060 170,000 2,613,990	90,650 — 24,468	30,999 200,547 9,869	569,709 740,547 2,722,801

Wes Brazell (4) Chief Financial Officer	2015	122,159	40,000	301,116	29,872	11,847	504,994

William Dumencu (5) Former Chief Financial Officer	2015 2014 2013	132,569 158,499 172,313	— — —	— — 154,449	19,708 8,286 26,152	3,317 5,379 5,598	155,594 172,164 358,512

(1)	Amounts represent the aggregate grant date fair value of options granted in the year indicated to the named executive officer calculated in accordance with FASB ASC 718 without regard to estimated forfeitures. See Note 9 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.

(2)	The amounts in this column for 2015, 2014, and 2013 represent total performance-based bonuses earned for service rendered during 2015, 2014, and 2013, respectively, under our executive bonus plan for the applicable year. All such amounts were paid subsequent to year end. For a description of our executive bonus plan, please see the section entitled “2015 Bonus Plan” under “Compensation Discussion and Analysis” above.

(3)	All Other Compensation includes health and welfare benefits for all named executive officers. Mr. Vamvakas’ also includes club membership benefits per his employment agreement. Mr. Jensen’s includes tax gross-ups and relocation expenses for 2014 and 2015.

(4)	Mr. Brazell joined the Company in July 2015.

(5)	Mr. Dumencu served as the Company’s Chief Financial officer until his resignation in July 2015 and served as the Company’s Treasurer until his retirement on December 31, 2015. Mr. Dumencu’s base compensation remained the same with his move to the Treasurer position.

Grants of Plan-Based Awards

The following table presents information concerning each grant of an award made to a named executive officer in 2015 under any plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)		All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date		Target	Maximum
Elias Vamvakas	—				—	—	—
Joseph Jensen	February 5, 2015	(3)			50,000	2.00	78,060
William Dumencu	—				—	—	—
Wes Brazell	July 6, 2015	(3)			200,000	1.99	301,116

(1)	Based upon the higher of a) closing sale price of our common stock as reported on the NASDAQ Stock Market on the date of grant and b) the volume weighted average share price for the five business days immediately prior to the date of grant.

(2)	Amounts represent the grant date fair value of the stock options, calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. See Note 9 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of assumptions made in determining the grant date fair value.

(3)	Represents awards granted under our 2002 Stock Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2015. As of December 31, 2015, our named executive officers had not been awarded any equity awards other than stock options.

Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
	(#) Exercisable	(#) Unexercisable	($)
Elias Vamvakas (1)	12,000	—	47.50	8/3/2016
Elias Vamvakas (2)	4,000	—	27.75	7/3/2017
Elias Vamvakas (3)	626,164	—	2.63	10/6/2018
Elias Vamvakas (4)	15,000	—	2.00	6/18/2019
Elias Vamvakas (5)	14,899	—	1.22	9/30/2019
Elias Vamvakas (6)	135,000	—	1.22	9/30/2019
Elias Vamvakas (7)	100,000	—	1.22	9/30/2019
Elias Vamvakas (8)	200,000	—	1.22	9/30/2019
Elias Vamvakas (9)	83,334	41,666	6.43	3/6/2023
Joseph Jensen (10)	200,000	100,000	11.33	10/28/2023
Joseph Jensen (11)	16,667	33,333	4.82	6/11/2024
Joseph Jensen (12)	—	50,000	2.00	2/5/2025
Wes Brazell (13)	—	200,000	1.99	7/6/2025
William Dumencu (14)	1,200	—	27.75	7/3/2017
William Dumencu (15)	37,665	—	2.63	10/6/2018
William Dumencu (16)	10,000	—	1.99	3/3/2019
William Dumencu (17)	52,335	—	1.22	9/30/2019
William Dumencu (18)	20,000	10,000	6.43	3/6/2023

(1)	12,000 post-split options were granted on August 3, 2006, under the Plan. These options vested fully upon the date of grant.

(2)	4,000 post-split options were granted on July 3, 2007, under the Plan. These time-based options have fully vested.

(3)	626,164 post-split options were granted on October 6, 2008, under the Plan. These options vested fully upon the date of grant.

(4)	15,000 options were granted on June 18, 2009, under the Plan. These time-based options have fully vested.

(5)	14,899 options were granted on September 30, 2009, under the Plan. These options vested fully upon the date of grant.

(6)	135,000 options were granted on September 30, 2009, under the Plan. These time-based options have fully vested.

(7)	100,000 options were granted on September 30, 2009, under the Plan. These time-based options have fully vested.

(8)	200,000 options were granted on September 30, 2009, under the Plan. These time-based options have fully vested.

(9)	125,000 options were granted on March 6, 2013, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

(10)	300,000 options were granted on October 21, 2013, outside of the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

(11)	50,000 options were granted on June 11, 2014, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

(12)	50,000 options were granted on February 5, 2015, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

(13)	200,000 options were granted on July 6, 2015, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

(14)	1,200 post-split options were granted on July 3, 2007, under the Plan. These time-based options are fully vested.

(15)	37,665 post-split options were granted on October 6, 2008, under the Plan. These options vested fully upon the date of grant.

(16)	10,000 options were granted on March 3, 2009, under the Plan. These time-based options are fully vested.

(17)	52,335 options were granted on September 30, 2009, under the Plan. These time-based options are fully vested.

(18)	30,000 options were granted on March 6, 2013, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

Option Exercises in 2015

The following table provides additional information about the value realized by the named executive officers on option award exercises during the year ended December 31, 2015.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Elias Vamvakas	—	—
Joseph Jensen	—	—
Wes Brazell	—	—
William Dumencu	—	—

As of December 31, 2015, our named executive officers had not been awarded any equity awards other than the stock option for the purchase of 50,000 shares issued to our CEO in February 2015, and the stock option for the purchase of 200,000 shares issued to Mr. Brazell in July 2015.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2015.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders
OcuSense, Inc. 2003 Stock Option/Stock Issuance Plan (1)	318,258	$2.25	—
2002 Equity Incentive Plan (2)	5,900,844	$3.92	280,898
Equity compensation plans not approved by security holders (3)	700,000	$7.12	—
Total	6,919,102	$4.16	280,898

(1)	TearLab assumed options under the OcuSense, Inc. 2003 Stock Option/Stock Issuance Plan in October 2008.

(2)	For discussion of the 2002 Stock Incentive Plan, which was approved by the security holders, please refer to footnote 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	Joseph Jensen was hired in October 2013, and as a material inducement for his hire, he was granted a stock option for 300,000 shares not approved by security holders, which also vests annually in 1/3 installments, starting on the one year anniversary of the date of grant. In October 2005, the Company granted 8,000 post-split options at a post-split exercise price of $51.25, to an executive as a material inducement. Those options have fully vested.

Compensation of Directors

Directors who are non-employees are entitled to receive annual grants of an option to purchase 15,000 shares of the Company’s common stock and annual compensation of $36,000, to be paid quarterly. The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of the Board for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Anthony Altig	36,000	—	21,054	—	—	—	57,054
Thomas Davidson, Jr.	36,000	—	21,054	—	—	—	57,054
Adrienne Graves	36,000	—	21,054	—	—	—	57,054
Paul Karpecki	36,000	—	21,054	—	—	—	57,054
Richard Lindstrom	36,000	—	21,054	—	—	—	57,054
Donald Rindell	36,000	—	21,054	—	—	—	57,054
Brock Wright	36,000	—	21,054	—	—	—	57,054

(1)	The values set forth in this column are based on the full grant date fair value of stock option awards, computed in accordance with the provisions of FASB ASC Topic 718, using the Black-Scholes pricing model, utilizing certain assumptions as outlined in the footnotes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. These stock options include time-based stock options earned during the 12 month period ended December 31, 2015.

As of December 31, 2015, the aggregate number of unvested shares underlying stock awards and options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Stock Awards Outstanding	Aggregate Number of Shares Underlying Options Outstanding
Anthony E. Altig	—	152,096
Thomas N. Davidson, Jr.	—	101,795
Adrienne L. Graves	—	143,670
Paul M. Karpecki	—	113,769
Richard Lindstrom	—	154,148
Donald Rindell	—	183,687
Brock Wright	—	106,992

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Dr. Wright, Mr. Davidson, Dr. Graves and Dr. Lindstrom. No member of the Compensation Committee has ever been an officer or employee of the Company. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or the Board of Directors of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee of the Company.

Directors’ and Officers’ Liability Insurance

The Company has purchased insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of registrant.

Employment Contracts and Certain Transaction-based

2002 Stock Incentive Plan, as amended

Our named executive officers hold awards granted under our 2002 Stock Incentive Plan (the “Incentive Plan”) that may be subject to vesting acceleration in connection with a Change in Control (as defined in the Incentive Plan) pursuant to the terms of the Incentive Plan. Under the Incentive Plan, any outstanding awards granted under the Incentive Plan will fully vest and become exercisable in connection with a Change in Control (as defined in the Incentive Plan) if (i) they are not assumed or substituted for by the Acquiring Corporation (as defined in the Incentive Plan) or (ii) they are assumed or substituted for by the Acquiring Corporation but the participant’s service is terminated by reason of an involuntary termination within 18 months following the effective date of a Change in Control.

Elias Vamvakas Change of Control and Severance Agreement

We entered into an executive employment agreement with Mr. Vamvakas in June 2013. Pursuant to his employment agreement, if Mr. Vamvakas’ employment is terminated by the Company at any time without cause (other than for death or disability) or Mr. Vamvakas resigns due to a material adverse change in the terms and conditions of his employment within 6 months of a Change in Control (as such term is defined in the employment agreement), then subject to his timely execution of a release of claims, Mr. Vamvakas will be entitled to receive: (i) a lump sum payment equal to 2 times his then-current annual base salary plus 2 times the average of the bonus paid to him in the 2 years preceding the year of termination, and (ii) reimbursement of group health plan insurance premiums for up to 18 months.

If Mr. Vamvakas intends to resign other than as described in the previous paragraph, the employment agreement requires him to give the Company at least 3 months’ written notice prior to his resignation. During the resignation notice period, the Company may, at its discretion, terminate Mr. Vamvakas’ employment before the resignation becomes effective, but in such case, Mr. Vamvakas will then be entitled to: (i) continuing payments of his base salary for the remainder of the resignation notice period; and (ii) a lump sum payment of his pro-rated bonus calculated as of the date his employment ceases.

In December 2015, we approved compensation for Mr. Vamvakas as Executive Chairman. At that time we also agreed to defer Mr. Vamvakas’ severance and change such severance to a lump sum of $700,000, payable upon his separation from the Company in cash or restricted stock, at his election.

Joseph Jensen Employment Offer Letter

We entered into an offer letter agreement with our CEO in October 2013. Pursuant to his offer letter, if our CEO’s employment is terminated by the Company at any time without cause (other than for death or disability) or our CEO resigns due to a material adverse change in the terms and conditions of his employment within 6 months of a Change in Control (provided that our CEO gives written notice within 30 days of the events constituting a material adverse change, provides a cure period of not less than 30 days for the Company to cure any such material adverse change, and resigns within 30 days following the end of such cure period), then subject to his timely execution of a release of claims, our CEO will be entitled to receive: (i) a lump sum payment equal to 2 times his then-current annual base salary plus 2 times the average of the bonus paid to him in the 2 years preceding the year of termination, and (ii) reimbursement of group health plan insurance premiums for up to 18 months.

If our CEO intends to resign other than as described in the previous paragraph, his offer letter requires him to give the Company written notice of at least 3 months prior to his resignation. During the resignation notice period, the Company may, at its discretion, terminate our CEO’s employment before the resignation becomes effective by providing him with (i) continuing payments of his base salary for the remainder of the resignation notice period and (ii) a lump sum payment of his pro-rated bonus calculated as of the date his employment ceases.

Wes Brazell Employment Offer Letter

In July 2015, we entered into an employment offer letter with Mr. Brazell when he was hired, with provides that upon a qualifying termination of his employment, he will receive (i) a lump sum payment equal to two times his then-current annual base salary plus two times the average of the bonus paid to him in the two years preceding the year of termination and (ii) reimbursement of group health plan insurance premiums for up to eighteen months. The offer letter also requires that Mr. Brazell provide three-months’ advance notice if he resigns. In addition, Mr. Brazell’s new hire stock option for 200,000 shares provides that, in the event of a change of control (as defined in Mr. Brazell’s offer letter) prior to his termination of service, such option will fully accelerate as to vesting.

William Dumencu Change of Control and Severance Agreement

We entered into an executive change of control and severance agreement with Mr. Dumencu in July 2013. Mr. Dumencu’s severance agreement provides that if his employment is terminated without cause (other than death or disability), we will provide him with (i) continuing payments of base salary for 12 months and (ii) our continued contributions to the group insured benefit plans for 12 months from the date his employment ceases. If Mr. Dumencu’s employment is terminated within 12 months following a change of control (as defined in the severance agreement) either (A) by us without cause (other than death or disability) or (B) due to his resignation for good reason (as defined in the severance agreement), he will be entitled to (i) continuing payments of base salary for 24 months and (ii) our continued contributions to the group insured benefit plans for 18 months from the date his employment ceases.

In December 2015, we extended the expiration date of the Company’s former Chief Financial Officer, Mr. Dumencu’s, vested option grants to purchase (1) 37,665 shares at a price of $2.63 per share, (2) 10,000 shares at a price of $1.99 per share, (3) 52,335 shares at a price of $1.22 per share, and (4) 30,000 shares at a price of $6.43 per share. The expiration date for each of these grants has been extended to October 6, 2018.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2015 (December 31, 2015), and the price per share of TearLab’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($1.39). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
		Involuntary Termination Other Than For Cause		Voluntary Termination for Good Reason
		Not in Connection With a Change in Control	Within 6 (or 12) Months of Change in Control	Not in Connection With a Change in Control	Within 6 (or12) Months of Change in Control
Name	Type of Benefit (1)	($)(2)	($)(3)	($)(2)	($)(3)
Elias Vamvakas	Cash Severance Payments (2)	700,000	700,000	700,000	700,000
	Vesting Acceleration (4)	—	—	-	—
	Continued Coverage of Employee Benefits (5)	19,490	19,490	-	19,490
	Total Termination Benefits (6):	719,490	719,490	-	719,490

Joseph Jensen	Cash Severance Payments	890,650	890,650	-	890,650
	Vesting Acceleration (4)	—	—	-	—
	Continued Coverage of Employee Benefits (5)	35,121	35,121	-	35,121
	Total Termination Benefits (6):	925,771	925,771	-	925,771

Wes Brazell	Cash Severance Payments	559,744	559,744	-	559,744
	Vesting Acceleration (4)	—	—	-	—
	Continued Coverage of Employee Benefits (5)	35,541	35,541	-	35,541
	Total Termination Benefits (6):	595,285	595,285	-	595,285

William Dumencu	Cash Severance Payments	158,499	316,998	-	316,998
	Vesting Acceleration (4)	—	—	-	—
	Continued Coverage of Employee Benefits (5)	5,379	8,068	-	8,068
	Total Termination Benefits (6):	163,878	325,067	-	325,067

(1)	Reflects the terms of: (i) the Change of Control and Severance Agreements and Employment Offer Letters, as applicable, between TearLab and the executive officers; and (ii) the terms of the Stock Incentive Plan. Mr. Vamvakas’ employment agreement provides for a $700,000 payment upon separation from the Company. All other employment agreements stipulate no payment under termination for cause.

(2)	Reflects the terms of the Change of Control and Severance Agreements and Employment Offer Letters, as applicable, described above.

(3)	Reflects the terms of the Change of Control and Severance Agreements and Employment Offer Letters, as applicable, described above.

(4)	Reflects the aggregate market value of unvested option grants with exercise prices less than $1.39 (“in-the-money options”) and full value awards, which includes performance shares and restricted stock units. For unvested in-the-money option grants, aggregate market value is computed by multiplying (i) the number of shares underlying unvested in-the-money options at December 31, 2015, by (ii) the difference between $1.39 and the exercise price of such in-the-money option. Does not reflect any market value for options with exercise prices in excess of $1.39. None of the Named Executive Officers in this table held any unvested in-the-money options relative to the $1.39 closing price of TearLab common stock on December 31, 2015.

(5)	For terminations under the Change of Control and Severance Agreements and Employment Offer Letters, as applicable, assumes continued coverage of employee benefits at the amounts paid by TearLab for fiscal 2015 for health, dental, vision, long-term disability and life insurance coverage.

(6)	In the event that the severance and other benefits provided would be subject to excise taxes imposed by Section 280G and Section 4999 of the Internal Revenue Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher, pursuant to the terms of the Change of Control and Severance Agreements and Employment Offer Letters, as applicable.

Report of the Compensation Committee

The Compensation Committee oversees TearLab’s compensation policies, plans, and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Richard L. Lindstrom (Chair)

Thomas N. Davidson, Jr.

Adrienne L. Graves

Brock Wright

This Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by TearLab under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent TearLab specifically incorporates the Report of the Compensation Committee by reference therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, officers, and beneficial owners of ten percent or more of our common stock, or the Reporting Persons, are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock. The Company believes that, during 2015, the Reporting Persons complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2017 must be received by us no later than January 6, 2017, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the Annual Meeting of Stockholders to be held in 2017 without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no later than March 24, 2017, unless the date of the Annual Meeting of Stockholders held in 2017 is more than 30 days before or after the one-year anniversary of the Annual Meeting of the Stockholders held in 2016. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2017 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our Annual Report for the fiscal year ended December 31, 2015 will be mailed to stockholders of record as of April 28, 2016. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

A copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date to any person who was a beneficial owner of our common stock on the Record Date. Requests should be directed to TearLab Corp., 9980 Huennekens St., Suite 100, San Diego, California 92121, Attention: Corporate Secretary.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the applicable proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are TearLab Corp. stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials and Proxy will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, please notify your broker, direct your written request to TearLab Corp., Investor Relations; 9980 Huennekens St., Suite 100, San Diego, California 92121 or contact TearLab Corp. at (858) 455-6006. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their brokers.

OTHER BUSINESS

Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card.

By Order of the Board of Directors,

/s/ Elias Vamvakas
Elias Vamvakas
Executive Chairman of the Board

Dated: April 29, 2016

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION

OF

TEARLAB CORPORATION

TearLab Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is TearLab Corporation. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 5, 2002, under the name Vascular Sciences Corporation.

2. This Certificate of Amendment to the Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Company’s Certificate of Incorporation.

3. The amendment to the existing Amended and Restated Certificate of Incorporation being effected hereby is to delete the first paragraph of Article IV in its entirety and to substitute in its place the following:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred five million (105,000,000), of which ninety-five million (95,000,000) shares, par value $0.001 per share, shall be common stock (the “Common Stock”) and ten million (10,000,000) shares, par value $0.001 per share, shall be preferred stock (the “Preferred Stock”).”

5. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was approved by written consent of the board of directors and by the stockholders of this Corporation at a meeting thereof duly called and held on June 24, 2016.

6. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective immediately upon filing by the Delaware Secretary of State.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been duly executed by an authorized officer of the Corporation, on , 2016.

TEARLAB CORPORATION
A Delaware corporation

By:

Name:

Title:

TEARLAB CORPORATION
9980 HUENNEKENS ST.
SUITE 100
SAN DIEGO, CA 92121

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TLB2016**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E09457-TBD KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEARLAB CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Elias Vamvakas
02) Anthony E. Altig
03) Thomas N. Davidson, Jr.
04) Adrienne L. Graves
05) Joseph S. Jensen
06) Paul M. Karpecki
07) Richard L. Lindstrom
08) Donald E. Rindell
09) Brock J. Wright

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date